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                                                                EXHIBIT 15


Omega Environmental, Inc.
Bothell, Washington


Ladies and Gentlemen:

         With respect to the subject registration statement, we acknowledge our awareness of the use therein of our review report dated August 14, 1995, November 13, 1995 and February 13, 1996, related to our review of interim financial information.

         Pursuant to Rule 436(c) under the Securities Act of 1933, such reports are not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                           Very truly yours,

                                           /s/ KPMG Peat Marwick LLP

Seattle, Washington
May 9, 1996